Exhibit 99

May 1, 2013

Dear Shareholder:

Enclosed (unless you use direct deposit) is your May 1, 2013 dividend of $.04 per share.

Our preliminary calculations indicate that earnings for the first quarter of 2013 were $1,623,000 or $.21 per share available to common shareholders. This compares to $999,000 for the first quarter of 2012 or $.13 per share available to common shareholders and represents a 62% increase in the earnings. The improvement in earnings is mainly the result of decreases in the provision for loan losses.

Selectively looking at the quarter-end balance sheet, our total loans increased nicely by over $43,000,000 or about 6% from the end of the first quarter of 2012 to the end of the first quarter of 2013. Since we receive payments of $12,000,000 to $14,000,000 a month which needs to be replaced just to stay even, we are pleased with the increase in net outstanding loans by $43,000,000. Deposits increased by more than $46,000,000 during the same time period. More than half of the increase has been in noninterest bearing core deposit balances – which have been a focus for us.

In spite of increased loan totals, our net interest income was $9,988,000 for the first quarter of 2013, down from $10,445,000 for the first quarter of 2012. This is a result of the continuing low interest rate environment. Deposit costs, as I know you are all aware, are probably as low as they can go. But there continues to be downward movement in loan and investment rates. This will continue to put pressure on the net interest margin throughout the entire banking industry. We are pleased that, even with the downward pressure on rates, our net interest income to earning assets at year-end was 3.95% compared to our peers 3.69%*. The rate pressure on margins and banks’ desire for growth has increased the competition for loans, but competition cannot overrule prudence. Since we believe that rates will go up, we have focused on variable rate loans, have limited fixed rate loans to shorter terms, and have been selling long term mortgages. We are also refusing to allow competition to erode our lending standards.

As noted before, there was improvement reducing the need for provision for loan losses, which decreased from $2,400,000 to $500,000 comparing the first quarter of last year to this year. Noninterest income was up by $249,000 to a total of $3,215,000 for the first quarter. Noninterest expense was up over $800,000 to a total of $10,208,000. The expense increase was largely in salary and benefits. As we have noted before, we have built up lending and support staff, especially in our Columbus and Akron markets. These new lenders and support staff contributed greatly to the increase in loans.

In our presentation at the annual meeting, we pointed out that these new markets now represent over 40% of our commercial loan balances, compared to 27% just two years ago. Though loans in our traditional markets still comprise the majority of our commercial loan totals, loan growth is coming from the Columbus and Akron offices where the local economies are more robust.

A recent banking article posed the issue “your bank has survived the recession now how to survive the recovery”. We are comfortable that we have the team in place, the diversified markets, a solid formula for attracting deposits and putting the money to work, the products and technology resources, and a recovering (albeit slow) economy – and we are seeing results.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller

President & C.E.O.

*	Federal Reserve’s December 31, 2012 Bank Holding Company Performance Report

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.